Exhibit 99.1

Appleton to Offer Senior Notes and Senior Subordinated Notes

(Appleton, Wis., May 12, 2004) Appleton Papers Inc. announced today that it is planning to offer $150 million of senior notes due 2011 and $200 million of senior subordinated notes due 2014, subject to market and other customary conditions. Appleton intends to use the net proceeds from the offering, together with borrowings under a new senior secured credit facility, to repay certain of its outstanding indebtedness and pay related fees and expenses.

The notes will be offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended, and outside the United States in reliance on Regulation S under the Securities Act. The notes will not be registered under the Securities Act and may not be offered or sold in the United States without registration or the availability of an applicable exemption from the registration requirements of the Securities Act.

About Appleton

Appleton uses ideas that make a difference to create product solutions through its development and use of coating formulations and applications, encapsulation technology, and specialized and secure print services. Appleton produces carbonless, thermal, security, inkjet and performance packaging products. Appleton is headquartered in Appleton, Wisconsin, and has manufacturing operations in Wisconsin, Ohio, Pennsylvania, and the United Kingdom, employs approximately 3,300 people, and is 100 percent ESOP owned.

Notice regarding forward-looking statements

Statements in this press release concerning future events are forward-looking statements and are subject to certain risks and uncertainties. These forward-looking statements may be significantly impacted, either positively or negatively, by various factors, including without limitation, economic, bank, equity and debt market conditions, changes in laws or regulations, regulatory approvals, the availability of financing, competition and business conditions in Appleton's industry. Additional information concerning potential factors that could affect Appleton's financial condition or results of operations is included in Appleton's filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K for Appleton's fiscal year ended January 3, 2004. Appleton disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Media Contact:	Bill Van Den Brandt Manager, Corporate Communications 920-991-8613 bvandenbrandt@appletonideas.com